UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 8-A/A
(Post-Effective Amendment No. 4)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
BioScrip, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	05-0489664 (IRS Employer Identification No.)

100 Clearbrook Road, Elmsford, New York (Address of Principal Executive Offices)	10523 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Intruction A.(c), please check the following box ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Intruction A.(d), please check the following box ☑
Securites Act registration statement file number to which this form relates: None
Securities to be registered to Section 12(g) of the Act: Series A Junior Participating Preferred Stock Purchase Rights

Information Required in Registration Statement
The undersigned Registrant hereby amends the following items, exhibits and other portions of its Registration Statement on Form 8-A/A, which was originally filed on December 4, 1998 and amended on December 14, 1998 by Post-Effective Amendment No. 1 thereto, on May 20, 1999 by Post-Effective Amendment No. 2 thereto and on December 4, 2002 by Post-Effective Amendment No. 3 thereto (collectively, the “Registration Statement”).
Item 1. Description of Registrant’s Securities to be Registered
On December 13, 2006 the Registrant entered into Amendment No. 1 (the “First Amendment”) to its Amended and Restated Rights Agreement, dated as of December 3, 2002, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”). The First Amendment amended the Rights Agreement to exclude Heartland Advisors, Inc. (“Heartland”) from the definition of “Acquiring Person” unless it becomes, together with its affiliates and associates, the beneficial owner of 20% or more of the shares of the Registrant’s outstanding common stock, other than as a result of repurchases by the Registrant of shares of its common stock. Under the Rights Agreement, as amended, any person other than Heartland would become an Acquiring Person upon the acquisition, either alone or together with the affiliates and associates of that person, of the beneficial ownership of 15% or more of the outstanding shares of the Registrant’s common stock.
The foregoing summary of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is filed with this report as Exhibit 4.3.
Item 2. Exhibits
Item 2 of the Registration Statement is further amended to include the following exhibit:

Exhibit No.	Description of Exhibit

4.3	First Amendment, dated December 13, 2006, to the Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: December 14, 2006	BIOSCRIP, INC.
	By:	/s/ Barry A. Posner
Barry A. Posner,
Executive Vice President, Secretary and General Counsel

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